                             AMERIGON INCORPORATED

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 16, 1998

                            ------------------------

Dear Shareholder:

    The Annual Meeting of Shareholders of Amerigon Incorporated, a California corporation, will be held at the Company's headquarters at 5462 Irwindale Avenue, Irwindale, California 91706-2058, on Tuesday, June 16, 1998, at 10:00 a.m., Pacific time, for the following purposes:

    (1) To elect six directors to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

    (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Your attention is directed to the accompanying proxy statement. Only shareholders of record at the close of business on April 29, 1998 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    All shareholders are requested to sign, date and complete the enclosed proxy and return it promptly in the accompanying postage-prepaid, pre-addressed envelope, whether or not they expect to attend the meeting, to assure that their shares will be represented. Any shareholder giving a proxy has the right to revoke it at any time before it is voted.

                                          By Order of the Board of Directors,

                                          /s/ SCOTT O. DAVIS
                                          SECRETARY

Irwindale, California
May 13, 1998

                             AMERIGON INCORPORATED
                             5462 IRWINDALE AVENUE
                          IRWINDALE, CALIFORNIA 91706

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 16, 1998

                             ---------------------

PERSONS MAKING THE SOLICITATION

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of Amerigon Incorporated, a California corporation (the "Company"), of proxies for use at the Annual Meeting of Shareholders to be held at the Company's headquarters at 5462 Irwindale Avenue, Irwindale, California 91706, on Tuesday, June 16, 1998, at 10:00 a.m., Pacific time, and at any adjournment thereof (the "Annual Meeting"). This proxy statement is first being mailed to shareholders on or about May 13, 1998. Shareholders are requested to sign, date and return the enclosed proxy card in order to ensure that their shares are represented at the Annual Meeting.

    The shares represented by each properly executed, unrevoked proxy card will be voted as directed by the shareholder executing the proxy. If no direction is made, the shares represented by each properly-executed, unrevoked proxy will be voted "FOR" the election of management's nominees for the Board of Directors. With respect to any other item of business that may come before the Annual Meeting, the proxy confers upon the proxy holders' discretionary authority to vote the proxy in accordance with their best judgment.

    In addition to solicitation by mail, regular employees of the Company may solicit proxies in person or by telephone without additional compensation. The Company also will pay persons holding shares in their names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding soliciting materials to the beneficial owners of such shares. The Company will bear all expenses incurred in soliciting its shareholders. Such expenses are estimated not to exceed $10,000.

REVOCABILITY OF PROXY

    Any proxy executed and given by a shareholder of the Company may be revoked by the shareholder who executed it at any time before it is voted at the Annual Meeting by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing and delivering a subsequent proxy, or by attending the Annual Meeting and voting in person. A proxy will also be deemed to have been revoked if written notice of the death or incapacity of the maker of such proxy is received by the Company before the vote with respect to which such proxy is given.

RECORD DATE

    Only holders of shares of Class A Common Stock of the Company ("Common Stock") at the close of business on April 29, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On the Record Date, there were 12,550,445 shares of Common Stock issued and outstanding.

VOTING RIGHTS AND REQUIREMENTS

    The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting. Holders of the Common Stock are entitled to one vote for each share held as of the Record Date except as otherwise described below in the event that shareholders are entitled to cumulate votes in the election of directors. Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required for the shareholders to take action at the Annual Meeting with respect to any matter other than the election of directors. In the election of directors (whether or not cumulative voting is invoked in the election), the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

    In the election of directors, a shareholder shall not be entitled to cumulate votes (i.e., cast for any one or more candidates a number of votes greater than the number of such shareholder's shares) unless the candidate's or candidates' names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of such shareholder's intention to cumulate votes. As of the date of this Proxy Statement, the Company has not received any such notice from a shareholder. If any shareholder timely gives such a notice, each shareholder will be entitled to cast in the election of directors such number of votes as is equal to the number of shares held multiplied by the number of directors to be elected. Such votes may then be cast for a single candidate or may be distributed among two or more candidates in such proportion as may be determined by the shareholder.

    The accompanying proxy card grants the named proxies discretionary authority to vote cumulatively, if cumulative voting applies. In such event, unless otherwise instructed, the named proxies intend to vote equally "FOR" each of the six candidates for director. However, if sufficient numbers of Company shareholders exercise cumulative voting rights to elect one or more candidates, the named proxies will determine the number of directors they are entitled to elect, select such number from among the named candidates, cumulate their votes, and cast their votes for each candidate among the number they are entitled to elect. If voting is not conducted by cumulative voting, shareholders holding a majority of the Common Stock will be able to elect all of the directors, and the other shareholders will be unable to elect any director or directors.

    Votes cast by proxy or in person at the Annual Meeting will be counted by an inspector of election appointed by the Board of Directors to act as election inspector for the meeting. Shares represented by proxies that reflect abstentions will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, will not constitute a vote "for" or "against" any matter, and thus will be disregarded in the calculation of a plurality or of votes cast on any matter submitted to the shareholders for a vote.

    The inspector of election will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker has physically indicated on the proxy that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters). Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card.

PRINCIPAL SHAREHOLDERS

    The table below sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 29, 1998 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and/or nominee for director; (iii) each of the Company's executive officers identified in the compensation table under "Executive Compensation" (the "Named Executive Officers"); and (iv) all executive officers and directors of the Company as a group. The Company is not aware of any person who is not a Company director, nominee for director or executive officer who beneficially owns more than 5% of the outstanding Common Stock.

                                                      AMOUNT AND NATURE
                                                        OF BENEFICIAL      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   OWNERSHIP           CLASS
---------------------------------------------------  -------------------  -------------
Lon E. Bell (2)(3)(4)..............................        3,448,218             27.5%
Richard A. Weisbart (5)............................           50,000              1.2%
Scott O. Davis (6).................................           13,334            *
James L. Mertes (10)...............................            8,439            *
Daniel R. Coker (7)................................            5,750            *
Roy A. Anderson (8)................................           65,000            *
John W. Clark (8)(9)...............................           50,000            *
A. Stephens Hutchcraft, Jr. (8)....................          105,000            *
Michael R. Peevey (8)..............................           35,000            *
All executive officers and directors as a group
  (9 persons) (2)(3)(4)(5)(6)(7)(8)(9).............        3,779,491             30.1%

------------------------

*   Less than 1%.

(1) For all shareholders listed, the address is c/o Amerigon Incorporated, 5462 Irwindale Avenue, Irwindale, California 91706.

(2) 2,592,903 of the shares are held in an escrow which was created in connection with the Company's initial public offering. Dr. Bell has sole voting power over such shares, but has an economic interest in such shares only to the extent conditions for release from the escrow are satisfied. See "Escrow Shares" below.

(3) Includes an aggregate of 79,998 shares which Dr. Bell has transferred to three trusts created for the benefit of his children. Dr. Bell and his wife are co-trustees of these trusts and share voting power and investment power with respect to these shares.

(4) Dr. Bell has granted options to purchase an aggregate of 598,838 shares of his Common Stock to certain executive officers and employees of the Company as follows: Mr. Coker, 5,000 shares; other employees, former employees and consultants, 593,838 shares. Of these options, options to purchase 500,021 shares of Common Stock relate to Dr. Bell's Escrow Shares and are exercisable only at such time, if ever, as the Escrow Shares are released as Common Stock from Escrow, and the remaining options do not relate to Escrow Shares. All of the 598,338 shares issuable upon the exercise of these options are reported in the above table as being beneficially owned by Dr. Bell. With respect to the other persons named in the table, the shares covered by these options are reported as being beneficially owned by such persons only to the extent that their respective options are exercisable on or before June 28, 1998. The shares covered by options granted by Dr. Bell have been tabulated only once for purposes of determining the beneficial ownership of all directors and officers as a group.

(5) These shares have vested or will vest within sixty (60) days of the recorded date and are included in 150,000 shares issuable upon exercise of options granted to such executive officer under the Company's 1993 Stock Option Plan.

(6) These shares have vested or will vest within sixty (60) days of the recorded date and are included in 40,000 shares issuable upon exercise of options granted to such executive officer under the Company's 1993 Stock Option Plan.

(7) Includes 4,500 shares issuable upon exercise of options granted to such executive officers under the Company's 1993 Stock Option Plan and includes 1,250 shares issuable upon exercise of options granted by Dr. Bell, which have vested to date. Does not include 3,750 shares issuable upon exercise of options to purchase Dr. Bell's Escrow Shares, which vest only at such time, if ever, as the Escrow Shares are released from Escrow.

(8) Includes, as to each of Messrs. Anderson, Clark, Hutchcraft, and Peevey, 21,667, 16,667, 34,999 and 11,667 shares, respectively, issuable upon exercise of options granted to such directors under the Company's 1993 Stock Option Plan and 43,333, 33,333, 70,001, and 23,333, respectively, issuable upon exercise of options granted to such directors under the Company's 1997 Stock Option Plan.

(9) Includes 12,000 shares of Class A Common Stock.

ESCROW SHARES

    In order to provide incentive to the management of the Company to achieve certain stock price and income targets, and as a condition of the Company's Initial Public Offering ("IPO") in June 1993, the Company's then existing shareholders (the "Original Shareholders") placed 3,000,000 shares (the "Escrow Shares") of Common Stock into escrow ("Escrow") pursuant to an agreement by and among the Original Shareholders, the Company, and the escrow agent (the "Escrow Agreement"). The Escrow Shares will automatically be released from Escrow to the Original shareholders upon satisfaction of certain conditions with respect to 1,000,000 shares, referred to as "Escrow Target I," and upon satisfaction of certain other conditions with respect to an additional 2,000,000 shares, referred to as "Escrow Target II." Escrow Targets I and II are subject to adjustment upon certain issuances of Common Stock. The Escrow Agreement will terminate upon the earlier of the release of all the Escrow Shares or April 30, 1999 (the "Escrow Period"). During the Escrow Period, the Original Shareholders may vote, but may not transfer, the Escrow Shares. However, options for Escrow Shares may be granted. The conditions for release of the Escrow Shares are as follows:

    (a) Escrow Target I: 1,000,000 of the Escrow Shares will be released in the event that the Company's Minimum Pretax Income (as defined below) for fiscal year ending December 31, 1998 equals or exceeds the following amounts, as adjusted to date: (if) (i) none of the presently outstanding options or warrants are exercised, $20,373,000, and (ii) all of such options or warrants (except outstanding warrants issued in connection with the IPO and outstanding options granted under the 1993 Stock Option Plan (collectively, the "Excluded Options and Warrants")) are exercised, $33,883,000.

    (b) Escrow Target II: The remaining 2,000,000 shares held in Escrow will be released in the event that the Company's Minimum Pretax Income (as defined below) for fiscal year ending December 31, 1998 equals or exceeds the following amounts, as adjusted to date: (i) none of the presently outstanding options or warrants are exercised, $30,560,000, and (ii) assuming all of such options (other than the Excluded Options and Warrants) are exercised), $50,825,000.

------------------------

    "Minimum Pretax Income" means for any fiscal year the Company's net income before provision for income taxes and exclusive of (i) any extraordinary items,
(ii) charges to income resulting from the release of the Escrow Shares or (iii) charges to income resulting from options granted by Dr. Bell or of options granted under the Company's 1993 Stock Option Plan, as reflected in the Company's audited financial statements. The Escrow Agreement provides that the minimum pretax income conditions in Escrow Target I and Escrow Target II be adjusted for any issuance of Common Stock after the IPO other than stock issued upon the exercise of the underwriter's over-allotment option granted in connection with the IPO, the underwriter's warrants granted in connection with the IPO or options under the 1993 Stock Option Plan.

    On April 30, 1999, all shares that have not been released from Escrow will automatically be exchanged for shares of Class B Common Stock, which will then be released from Escrow. The Class B Common Stock is neither transferable nor convertible and its rights with respect to dividends and liquidation distributions are inferior to those of the Class A Common Stock. Therefore, the Class B Common Stock has limited economic value. Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in Escrow until release of the Escrow Shares. Any dividends or other distributions made with respect to Escrow Shares for which the relevant earnings levels have not been reached within the Escrow Period will be forfeited and contributed to the capital of the Company on April 30, 1999.

    Pursuant to the terms of a shareholders agreement among the Original Shareholders, if Class B Common Stock is issued at the end of the Escrow Period, and if any such shareholder, or the beneficiary of the trust which is the shareholder, is not or ceases to be an employee, director or consultant of the Company, then all of his shares of Class B Common Stock will be forfeited and contributed to the capital of the Company by the shareholder for no additional consideration. Furthermore, the agreement provides that Class B Common Stock may be forfeited by each shareholder in order to ensure that each shareholder will hold no more than one share of Class B Common Stock for each share of Common Stock held by such shareholder, if only Escrow Target I has been met (after giving effect to the release of one-third of the Escrow Shares to such shareholder), or no more than three shares of Class B Common Stock for each share of Common Stock held by such shareholder, if neither target is met.

    The following sets forth the number of Escrow Shares owned by all shareholders of the Company:

Dr. Bell.........................................................................   2,592,903
Allen Gillespie..................................................................     218,100
Robert Diller....................................................................     129,000
Trusts for the benefit of Dr. Bell's children....................................      59,997
                                                                                   ----------
                                                                                    3,000,000
                                                                                   ----------
                                                                                   ----------

                             ELECTION OF DIRECTORS

    Action will be taken at the Annual Meeting to elect six directors to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

    It is intended that the proxies solicited by and received on behalf of the Board of Directors will be voted "FOR" each of the nominees named below (collectively, the "Nominees"), unless authority to so vote is withheld. If voting for directors is conducted by cumulative voting, the proxies named on the enclosed form of proxy will have discretionary authority (unless such authority is withheld) to cumulate votes among the Nominees named herein in such proportion as they see fit. If for any reason any Nominee should, prior to the Annual Meeting, become unavailable for election as a director, an event not now anticipated, the proxies will be voted for such substitute Nominee, if any, as may be recommended by the Board of Directors. In no event, however, shall proxies be voted for a greater number of persons than the number of Nominees named herein.

    The following biographies set forth information concerning the Nominees:

    LON E. BELL, 57, has been the Chairman of the Board and Chief Executive Officer of the Company since its formation in April 1991. He also served as President of the Company since its formation until May, 1997 when Richard A. Weisbart was appointed as President and Chief Operating Officer. Dr. Bell co-founded Technar Incorporated ("Technar") with Dr. Allen Gillespie and Robert Diller in 1967, which developed and manufactured automotive components. Dr. Bell served as Technar's Chairman and President until selling majority ownership of it to TRW Inc. in 1986. Dr. Bell continued managing Technar, then known as

TRW Technar, as its President until 1991, when he left to form the Company. Dr. Bell received a bachelor's degree in mathematics in 1962, a master's degree rocket propulsion in 1963, and a Ph.D. in mechanical engineering in 1968 from the California Institute of Technology.

    ROY A. ANDERSON, 77, has been a director of the Company since June 1993. Mr. Anderson is Chairman Emeritus of Lockheed Corporation. He served as Chairman of the Board and Chief Executive Officer of Lockheed from 1977 until his retirement on December 31, 1985. He continued to serve as a director of Lockheed until December 31, 1990 and also served as a consultant to that company until December 31, 1992. Mr. Anderson is a member of the boards of directors of the Los Angeles Music Center, the Greater Los Angeles United Way and the Los Angeles World Affairs Council. He is Chairman and Chief Executive Officer of the Weingart Foundation and Co-Chairman of the Select Panel of Project California.

    JOHN W. CLARK, 54, has been a director of the Company since July 1996. Since May 1995, Mr. Clark has been a General Partner of Westar Capital Associates, a private equity investment company. From 1990 to May 1995, he was a private investor. Prior to 1990, Mr. Clark was President of Valentec International Corporation, a producer of metal and electronic components for military and commercial products.

    A. STEPHENS HUTCHCRAFT, Jr., 67, has been a director of the Company since June 1993. From December 1992 through December 1993, Mr. Hutchcraft served as Chairman and Chief Executive Officer of Kaiser Aluminum & Chemical Corporation, and served as its President from 1982 to May 1993. He has been a director of that company since 1982.

    MICHAEL R. PEEVEY, 60, has been a director of the Company since June 1993. From October 1990 until he retired in March 1993, Mr. Peevey was President of Southern California Edison and SCE Corporation. From January 1986 to October 1990, he was Executive Vice President of Southern California Edison and SCE Corporation. Mr. Peevey has been President and Chief Executive Officer of New Energy Ventures, Inc., a consulting firm specializing in the energy markets, since March 1995. Mr. Peevey also serves as a director of Electro Rent Corporation, a lessor of electronic equipment, Dames & Moore, Inc., a provider of environmental, engineering and construction management services, and Ocal, Inc., a manufacturer of specialty steel products.

    RICHARD A. WEISBART, 52, has been a director of the Company since May 1997 when he became President and Chief Operating Officer of the Company, succeeding Dr. Bell in such capacities. Before joining the Company, Mr. Weisbart served as Director, International Operations, for the Ford Division of Lear Corporation since May 1996. Mr. Weisbart joined Lear Corporation in February 1994 as General Manager of Lear Plastics Corporation, a wholly-owned subsidiary of Lear Corporation. Prior to joining Lear Corporation, Mr. Weisbart was employed for seven years by Smiths Industries, a company specializing in advanced avionics, medical systems and specialized industrial products, most recently as Senior Vice President, Operations.

            RECOMMENDATION OF THE BOARD OF DIRECTORS; VOTE REQUIRED

    The Board of Directors recommends that shareholders vote "FOR" the election of each of the above-named Nominees. Each properly-executed, unrevoked proxy will be voted "FOR" the election of each of the above-named Nominees unless the shareholder executing such proxy indicates thereon that authority to vote for all or any one of the Nominees is withheld. Assuming the presence of a quorum, the director nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, will be elected as directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors held twelve meetings during the fiscal year ended December 31, 1997. Each director attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which the director served during such fiscal year.

    The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee provides advice and assistance to the Board of Directors on accounting and financial reporting practices of the Company. It also reviews the scope of audit work and findings of the firm of independent public accountants who serve as auditors of the Company and monitors the work of the Company's internal auditors. The Audit Committee consists of Messrs. Anderson, Clark, Hutchcraft, and Peevey. The Audit Committee had one meeting in 1997.

    The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation arrangements of the Company's executive officers and administers the Company's 1993 and 1997 Stock Option Plans and determines awards to be made thereunder. The Compensation Committee consists of Messrs. Anderson, Clark, Hutchcraft, and Peevey. Joshua M. Newman served on the Compensation Committee until his resignation as a director on April 24, 1997. The Compensation Committee had no meetings in 1997. The duties of the former Stock Option Committee were combined with the Compensation Committee in 1997.

    The Nominating Committee considers potential candidates for director and makes recommendations to the Board of Directors concerning director nominees. The Nominating Committee, which was formed on April 8, 1997, consists of Dr. Bell and Messrs. Peevey and Anderson. Decisions with respect to the Board's nominees and the criteria to be applied in their selection are exclusively within the discretion of the Nominating Committee. The Nominating Committee does not intend to consider director nominees recommended by shareholders. The Nominating Committee had no meetings in 1997.

DIRECTOR COMPENSATION

    All directors are reimbursed for expenses incurred in attending Board of Directors and committee meetings. In 1996, the Company's policy was to pay directors who were not also officers of the Company (the "Non-Employee Directors") $1,000 per meeting of the Board of Directors attended in person. Non-Employee Directors who were members of committees of the Board of Directors were also entitled to receive $1,000 per committee meeting attended, unless the meeting was held immediately before or after a meeting of the Board of Directors, in which event committee members were not entitled to receive any additional compensation for attending such meeting.

    Beginning in August 1996, and in light of the Company's lack of liquidity at such time, each Non-Employee Director agreed to suspend indefinitely payment of compensation for attendance at meetings of the Board of Directors and/or committees thereof. On April 8, 1997, following completion of a public offering of units consisting of the Company's Common Stock and Class A Warrants, the Compensation Committee recommended, and the Board of Directors approved, the grant to each of the Non-Employee Directors of options to purchase Common Stock, which options are to be in lieu of the unpaid meeting fees and, in some cases, additional compensation for the special contributions of such director and time expenditures that were substantially greater than what is customary in connection with meetings of the Board of Directors and/or committees thereof. The number of options granted to each Non-Employee Director was based on the number of meetings of the Board of Directors and one or more committees thereof attended by such Non-Employee Director, as well as the Compensation Committee's assessment of the level of participation of each Non-Employee Director at or in connection with the work of the various committees. Based on the foregoing factors, the Board of Directors approved the grant to the Non-Employee Directors of options to purchase an aggregate of 330,000 shares of Common Stock (collectively, the "Non-Employee Director Options").

    A total of 110,000 of the Non-Employee Director Options (such options, the "Plan Options") were granted under the Company's 1993 Stock Option Plan. Each of the Plan Options is fully vested as of the date of grant and has an exercise price equal to the closing bid price of the Common Stock on the date of grant, or $3.375. The Plan Options granted to Non-Employee Directors will expire five years from the date of grant, subject to earlier termination in the event that the optionee's service on the Board of Directors terminates prior to the expiration of such period. If a Director terminates service on the Board for any reason other than death, disability or retirement, the Plan Options granted to such Director will be exercisable only for a period of 30 days following such termination or until the stated expiration date of such options, whichever is earlier. If a Director terminates service on account of death or disability, prior to the stated expiration of his Plan Options, then his Plan Options will be exercisable until the earlier of the stated option term or one year from the date the director terminates service on the Board. If a Director retires prior to the expiration of his Plan Options, then his Plan Options will be exercisable only for a period of three months from the date of such termination or the stated termination date in the option grant, whichever is earlier. The Plan Options granted to each of Messrs. Roger E. Batzel and Norman R. Prouty, Jr., who did not seek re-election to the Board of Directors in 1997, will expire three years from the date of grant. The remaining 220,000 of the Non-Employee Director Options (the "Non-Plan Options") were approved at the 1997 Annual Meeting.

    The 1997 Stock Option Plan (the "1997 Plan") was approved at the Annual Meeting of the Shareholders in 1997. Beginning in 1997, the payment of meeting or retainer fees to Non-Employee Directors was eliminated. In lieu of such fees under the 1997 Plan, each of the Non-Employee Directors of the Company is automatically granted options to purchase 5,000 shares of the Company's Common Stock, with such grants being made on the first business day of each calendar year, commencing in 1998.

    The following table sets forth, for each of the Non-Employee Directors, (i) the number of Plan Options granted to such director, and (ii) the total number of Non-Employee Director Options granted or approved for grant to such director.

                                          NUMBER OF 1997   NUMBER OF 1993   TOTAL NON-EMPLOYEE
NON-EMPLOYEE DIRECTOR                      PLAN OPTIONS     PLAN OPTIONS     DIRECTOR OPTIONS
----------------------------------------  ---------------  ---------------  ------------------
Roy A. Anderson.........................         48,333          21,667             70,000
Michael R. Peevey.......................         28,333          11,667             40,000
John W. Clark...........................         38,333          16,667             55,000
A. Stephens Hutchcraft, Jr..............         75,001          34,999            110,000
                                                -------          ------            -------
  TOTALS................................        190,000          85,000            275,000
                                                -------          ------            -------
                                                -------          ------            -------

EXECUTIVE OFFICERS

    The following sets forth certain biographical information with respect to the Company's executive officers:

                                                                                              AGE
                                                                                              ---
EXECUTIVE OFFICERS:
Lon E. Bell.............................................................................          57
Richard A. Weisbart.....................................................................          52
Scott O. Davis..........................................................................          52
Daniel R. Coker.........................................................................          45
James L. Mertes.........................................................................          45

    The positions and biographical descriptions of Dr. Bell and Mr. Weisbart are included under "Election of Directors."

    Mr. Davis is Chief Financial Officer, a position he has held since joining the Company in June 1997. Previously, he was Chief Financial Officer for Broadcom Corporation from 1995 through 1997 and as Chief Financial Officer for PairGain Technologies from 1991 through 1994. Mr. Davis received his bachelor's degree from the University of California at Santa Barbara in 1968 and a master's degree in business administration from the University of California at Los Angeles in 1974.

    Mr. Coker is Vice President of Sales and Marketing, a position he has held since joining the Company in March 1996. Previously, he worked with Arvin, Inc., a tire pressure sensor manufacturer, from 1986 through 1995 as Vice President and General Manager of North American Operations. Mr. Coker received his bachelor's degree from Tennessee Technological University in 1974.

    Mr. Mertes has served as Vice President of Quality and Operations since 1994. He joined the Company in December 1993 as Vice President of Quality. Immediately prior to joining the Company, Mr. Mertes was Director of Quality at TRW Sensor Operations, a unit of TRW Inc., for two years.

EXECUTIVE COMPENSATION

    The following table sets forth information on the compensation of the Company's Chief Executive Officer and its three most highly compensated executive officers earning at least $100,000 in 1997 (the "Named Executive Officers") for each of the three most recent fiscal years.

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                                        ANNUAL          -------------
                                                                                    COMPENSATION(1)      SECURITIES
                                                                                 ---------------------   UNDERLYING
NAME/POSITION                                                           YEAR     SALARY(2)     BONUS     OPTIONS(#)
--------------------------------------------------------------------  ---------  ----------  ---------  -------------
Lon E. Bell.........................................................       1997  $  134,784  $       0            0
  Chairman of the Board, Chief Executive Officer                           1996     140,071          0            0
                                                                           1995     131,481          0            0
Richard A. Weisbart.................................................       1997     120,962          0      150,000
  President and Chief Operating Officer
Daniel R. Coker.....................................................       1997     138,170     36,667        4,500
  V.P. of Sales and Marketing                                              1996      91,664     21,528        5,000

------------------------

(1) No individual listed in the table received aggregate other compensation exceeding $50,000 or 10% of the compensation reported in the table for such individual or group.

(2) Amounts shown for 1996 include deferred compensation paid by the Company in February 1997 following the Company's receipt of the net proceeds from its public offering of Common Stock and Class A Warrants.

    The Company has no employment or severance agreements with any of its executive officers.

OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1997

    The following table sets forth certain information with respect to options granted to the Named Executive Officers during the last completed fiscal year:

                                                                                                          POTENTIAL REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                                NUMBER OF     PERCENT OF                                 ANNUAL RATES OF STOCK
                                               SECURITIES    TOTAL OPTIONS                               PRICE APPRECIATION FOR
                                               UNDERLYING     GRANTED TO                                      OPTION TERM
                                                 OPTIONS     EMPLOYEES IN     EXERCISE OR   EXPIRATION   ----------------------
NAME/POSITION                                    GRANTED      FISCAL YEAR     BASE PRICE       DATE          5%         10%
---------------------------------------------  -----------  ---------------  -------------  -----------  ----------  ----------
Richard A. Weisbart..........................     150,000           25.9%    $  3.63/share      5/5/02   $  695,000  $  877,000
  President and Chief Operating Officer
Scott O. Davis...............................      40,000            6.9%       4.25/share     6/16/02      217,000     274,000
  Chief Financial Officer
Daniel R. Coker..............................       4,500            0.8%    $  2.28/share     6/20/02       23,000      29,000
  V.P. of Sales and Marketing

------------------------

(1) The amounts in these columns are based upon assumed rates of appreciation over the option term which are prescribed by applicable Securities and Exchange Commission ("SEC") regulations. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock, overall market conditions and other factors.

    Of the options granted to Mr. Weisbart (the "Weisbart Options"), 82,664 shares were incentive stock options and 67,356 shares were non-qualified options as defined in the Internal Revenue Code (the "Code"). The Weisbart Options are exercisable in three annual increments beginning on May 5, 1998. The options granted to Mr. Davis (the "Davis Options") and Mr. Coker (the "Coker Options") were incentive stock options as defined in the Code. The Coker Options were immediately exercisable at date of grant (June 20, 1997) and the Davis Options are exercisable in three annual increments beginning June 16, 1998. The exercise prices of the Weisbart Options, the Davis Options and the Coker Options represent the fair market value, as defined in the 1993 Stock Option Plan, of the Company's Common Stock on the respective grant dates of such options. The Weisbart Options and the Davis Options expire on the date indicated in the table above, subject to earlier termination in the event that either's employment with the Company terminates prior to such date. If, prior to the expiration of the Weisbart Options or the Davis Options, either of their employment with the Company were to terminate for any reason other than his death, disability or retirement, then the Weisbart Options and the Davis Options would only be exercisable for 90 days following the effective date of such termination of employment or until the stated expiration of the options, whichever first occurs. If Mr. Weisbart or Mr. Davis dies or becomes disabled prior to the expiration date of the respective options, such options would be exercisable for a period of one year from the effective date of the termination of his employment for such reason or until the stated expiration date of the options, whichever first occurs. If Mr. Weisbart or Mr. Davis retires prior to the expiration of the respective options, then such options will become exercisable for a period of three months from the effective date of his retirement or until the stated expiration date of the options, whichever first occurs. The exercise price of the Weisbart Options, the Davis Options and the Coker Options is subject to adjustment at the discretion of the Compensation Committee in the event of changes in the number of shares of outstanding Common Stock due to stock dividends, split-ups, consolidations, recapitalizations, reorganizations, or like events.

AGGREGATE OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1997 AND YEAR-END
  VALUES

    During 1997, none of the Named Executive Officers exercised any options granted to them by the Company ("Company Options"), and none held "in the money" Company Options as of December 31, 1997. The following table sets forth information concerning the number of unexercised Company Options held by the Named Executive Officers on December 31, 1997.

                        FISCAL YEAR-END OPTION HOLDINGS

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED
                                                                       OPTIONS AT DECEMBER 31,
                                                                               1997(1)
                                                                       -----------------------
NAME                                                                   EXERCISABLE/UNEXERCISABLE
---------------------------------------------------------------------  -----------------------
Lon E. Bell..........................................................            0/0
  Chairman and Chief Executive Officer

Richard A. Weisbart..................................................         0/150,000
  President and Chief Operating Officer

Scott O. Davis.......................................................         0/40,000
  Chief Financial Officer

Daniel R. Coker......................................................       5,750/40,000
  V.P. of Sales and Marketing

------------------------

(1) Does not include any options granted to a Named Executive Officer by Dr. Bell, the Company's Chairman and Chief Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the fiscal year ended December 31, 1997, all four outside members of the Board of Directors and Joshua Newman (until his resignation as a director on April 24, 1997) comprised the Compensation Committee. Mr. Newman was also an officer of the Company and was Vice President of Corporate Development and Secretary and President and Chief Executive Officer of the Company's Advanced Technologies Division until his resignation on April 24, 1997. Affiliates of Dr. Bell and/or Mr. Peevey are parties to certain business contracts and arrangements with the Company, as discussed below.

    Dr. Bell co-founded CALSTART (a non-profit consortium of companies engaged in the development and manufacture of products that benefit the environment) in 1992, served as its interim President, and for the last three years has served on its Board of Directors and has been a member of its Executive Committee. In addition, Mr. Peevey serves as Chairman of the Board of Directors of CALSTART.

    During 1997, the Company leased space from CALSTART on a month-to-month basis for approximately $3,300 per month until August 1, 1997 when that operation was shut down. The Company believes that the terms of the lease were at least as favorable to the Company as those that could have been obtained from unaffiliated third parties.

    The Company managed the Showcase Program, co-managed the Neighborhood Electric Vehicle Program, and currently manages two other electric vehicle programs for CALSTART, for which the Company recognized revenues of $679,000 from CALSTART in 1992, $1,649,000 in 1993, $802,000 in 1994, $2,198,000 in 1995,
$792,798 in 1996 and $389,000 in 1997. Such amounts represent reimbursement of expenses incurred by the Company in managing the Showcase Program in 1992, for four programs in 1993, for three programs in 1994, for four programs in 1995, for two programs in 1996 and two programs in 1997.

    In September 1996, Dr. Bell extended a $200,000 working capital loan to the Company at an interest rate of 8% per annum due on demand. In January 1997 and February 1997, Dr. Bell extended additional working capital loans of $100,000 and $150,000, respectively, to the Company, each bearing interest at 10% per annum. The Company has repaid these loans using a portion of the net proceeds of the public offering completed in March 1997.

    Dr. David Bell, Dr. Lon Bell's son, was hired as a full time director-level employee in the Company's electric vehicle and radar divisions. Dr. David Bell was hired on terms and conditions and with compensation and responsibilities, standard and consistent with employees in similar positions.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND PERFORMANCE GRAPH INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE REPORT OR THE PERFORMANCE GRAPH BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

    During the fiscal year ended December 31, 1997, the Company's Compensation Committee (the "Committee") of the Board of Directors, changed from having eight directors to four directors with the resignation of Messrs. Batzel, Prouty and Newman. The directors comprising the Compensation Committee are Messrs. Anderson, Clark, Hutchcraft, and Peevey. The Committee determines the compensation of the directors and executive officers of the Company, including the compensation in the form of stock options under the Company's 1993 and 1997 Stock Option Plans.

    The Company's executive compensation programs are designed to provide competitive levels of compensation in order to attract, retain and motivate highly qualified employees; tie individual total compensation to individual and Company performance; and align the interests of directors and executive officers with those of the Company's shareholders. The Company's executive compensation consists of three components: base salary, bonus and stock options.

    BASE SALARIES. In determining salaries for executive officers, the Committee reviews base salary ranges for competitive positions in the market. The Committee generally attempts to set base salary at or near the midpoint of prevailing salaries for comparable positions at comparable companies. In determining annual increases in base salary, the Committee considers (in addition to competitive factors) the recommendations of the Company's Chief Executive Officer and, in some instances, other members of senior management, although no officer makes recommendations or participates in decisions with respect to his or her own compensation. Management's recommendations and the Committee's determinations are based on a subjective assessment of the relative contributions made by the executive officer to the success of the Company in achieving its strategic objectives. Such contributions are measured on the basis of various subjective and objective criteria which are appropriate for the officer's position and responsibilities within the Company. Examples of such criteria include leadership, division or department performance relative to the Company's budget and strategic plan for the year, achievement of certain project milestones, and improvements in customer satisfaction.

    During 1997, Dr. Bell, the Company's Chief Executive Officer, received a base salary of $134,784. The determination of Dr. Bell's salary was made on the basis of the factors described above and, in particular, the Committee's subjective assessment of his leadership and contribution to the Company's overall performance in achieving its strategic objectives. Such objectives are not detailed herein because they are believed to constitute proprietary business information, the disclosure of which would adversely affect the competitive position of the Company.

    BONUSES. The Committee may, in its discretion, award cash bonuses to executive officers as an additional performance incentive and to recognize extraordinary contributions to the Company's performance relative to its strategic plan. Such bonuses are subjectively determined by the Committee using substantially the same processes and factors as are described above for determining salary increases, but without regard to competitive factors. Given that the Company continued to incur operating losses in 1997, the Committee determined not to award a bonus to Dr. Bell with respect to such year. The Committee also favors performance-based bonuses relating to achievement of milestone objectives.

    STOCK OPTIONS. Options to purchase the Company's Common Stock may be granted to executive officers under the 1993 and 1997 Stock Option Plan in the discretion of the Compensation Committee. The Committee believes that such option grants link the interests of management and shareholders by incentifying management to build shareholder value.

    Stock options are typically granted to an executive officer as an inducement to commence employment with the Company. Thereafter, additional grants of stock options may be made to such executive officer in the discretion of the Compensation Committee to reward the performance of such officer or for other reasons. In determining option grants, the Compensation Committee considers a number of factors (including the officer's performance, his or her position within the Company, and the number of shares or options currently held by the officer), although the Compensation Committee does not attach greater weight to any one factor over the others.

    INTERNAL REVENUE CODE SECTION162(M). Given the current compensation levels of the Company's executive officers and the Company's reported losses for federal income tax purposes, the Committee does not presently anticipate that the limitation contained in Section162(m) of the Internal Revenue Code will affect the deductibility of compensation paid by the Company to its executive officers.

    CONTRACTUAL RESTRICTION ON INCREASES IN EXECUTIVE COMPENSATION. In connection with the Company's public offering completed in March, 1997, the Company agreed with the underwriter for the public offering that the Company would not, until after March 18, 1998, increase the compensation of any of its executive officers above the amounts paid to such officers as of October 8, 1996.

PERFORMANCE GRAPH

    The graph below compares the performance of the Company's Common Stock to that of the Nasdaq Stock Market--US Index and the Nasdaq Non-Financial Index for the period commencing June 10, 1993 (the date of the Company's initial public offering) and ending December 31, 1997. During the period from June 10, 1993 through December 31, 1996, the Company has been in the development stage.

    The indexes assume that the value of the investment in the Common Stock and each index was $100 on June 10, 1993. The total shareholder returns depicted in the graph are not necessarily indicative of future performance.

                                    [GRAPH]

          EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                            JUNE 10     DEC. 31    DEC. 31    DEC. 31    DEC. 31    DEC. 31
                                             1993        1993       1994       1995       1996       1997
                                          -----------  ---------  ---------  ---------  ---------  ---------
Amerigon Incorporated...................         100      121.21     145.45     130.30      71.21      30.30
Peer Group..............................         100      111.10     106.83     148.89     180.93     212.32
Broad Market............................         100      110.56     108.07     152.84     187.99     230.69

The Peer Group Chosen was:

NASDAQ NON-FINANCIAL INDEX

The Broad Market Index chosen was:

NASDAQ MARKET INDEX - U.S. COMPANIES

CERTAIN TRANSACTIONS

    Affiliates of Dr. Bell and/or Mr. Peevey are parties to certain business contracts and arrangements with the Company. See "Compensation Committee Interlocks and Insider Participation" above.

INDEPENDENT ACCOUNTANTS

    Price Waterhouse LLP served as the Company's independent accountants for the fiscal year ended December 31, 1997, and is expected to continue to serve in such capacity for the current year. A representative of Price Waterhouse LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so choose. They will also be available to respond to appropriate questions at such time.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

    The Company undertakes, on written request, to provide, without charge, each person from whom the accompanying proxy is solicited, with a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the SEC, including the financial statements and schedules. Requests should be addressed to Amerigon Incorporated, 5462 Irwindale Avenue, Irwindale, California 91706 Attention: Corporate Secretary.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of the relevant forms and written representations furnished to the Company, there were four reports required by Section 16 (a) of the Exchange Act that were not timely filed during the fiscal year ended December 31, 1997. Form 4s--Statement of Changes in Beneficial Ownership--for each of Messrs. Anderson, Clark, Hutchcraft and Peevey were not timely filed. Form 5s--Annual Statement of Changes in Beneficial Ownership--for each of Messrs. Anderson, Clark, Hutchcraft and

Peevey were filed with the SEC on or about April 27, 1998, and such Form 5s covers the transactions relating to the Form 4s that were not timely filed.

OTHER MATTERS

    Management is not aware of any matters other than those described in this proxy statement which will be presented for action at the Annual Meeting. If any matters not referred to in this proxy statement should properly come before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment, and discretionary authority to vote under such circumstances is included in the proxy. Matters incident to the conduct of the meeting may also be voted upon pursuant to the proxies.

PROPOSALS FOR NEXT ANNUAL MEETING

    Any proposal that a shareholder intends to present at the next Annual Meeting of Shareholders to be held in June, 1999 must be received at the principal executive offices of the Company by January 13, 1999 if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                          By Order of the Board of Directors,

                                          /s/ SCOTT O. DAVIS

                                          Scott O. Davis
                                          SECRETARY

April 29, 1998

P R O X Y                    AMERIGON INCORPORATED
                             5462 IRWINDALE AVENUE
                              IRWINDALE, CA 91706

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all prior proxies, hereby appoints Lon E. Bell and Richard A. Weisbart as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Class A Common Stock of Amerigon Incorporated held of record by the undersigned on April 29, 1998 at the Annual Meeting of Shareholders to be held on June 16, 1998 or any adjournment thereof.

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE
                 /X/ Please mark you votes as in this example.

    The election of directors for Amerigon Incorporated.

NOMINEES:

Roy A. Anderson          John W. Clark                Michael R. Peevey
Lon E. Bell, Ph.D.       A. Stephens Hutchcraft, Jr.  Richard A. Weisbart
/ / FOR                    / / WITHHELD                    / / FOR ALL EXCEPT*

                                      __________________________________________
                                      *Nominee Exception(s) (print name(s))

    (This proxy grants the named proxies discretionary authority to vote cumulatively as described in the accompanying proxy statement if cumulative voting applies in the election of directors).

    In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THIS CARD.

                                                  Dated: ________________ , 1998
                                                  Signature ____________________
                                                  ______________________________
                                                    Signature if held jointly

                                                  Please sign exactly as your
                                                  name appears. When shares are
                                                  held by joint tenants, both
                                                  should sign. When signing as
                                                  attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If a
                                                  corporation, please sign in
                                                  full corporation name, by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  please sign in partnership
                                                  name, by authorized person.